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                                                                    Exhibit 21.1

                   List of Subsidiaries of Open Solutions Inc.

Open Solutions Imaging Systems, Inc., a Delaware corporation

Sound Software Development, Inc., a Delaware corporation

Open Solutions FiTech, Inc., a Delaware corporation